Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Appoints Dan Lemaitre to its Board of Directors

IRVINE, Calif., December 10, 2009 – Endologix, Inc. (Nasdaq: ELGX), developer of minimally invasive treatments for aortic disorders, announced today that Dan Lemaitre, former President and CEO of CoreValve, has joined the Endologix Board of Directors effective December 11, 2009. Endologix now has four independent directors and three non-independent directors.

Franklin D. Brown, Chairman of the Board, said, “We are pleased to welcome Dan Lemaitre to the Endologix Board of Directors. He has a proven track record in the medical device industry, with relevant experience in the endovascular sector and the investment community. We expect that Dan will provide valuable advice and strategic contributions as a Board member and I look forward to working with him as we continue to grow Endologix’s business.”

Mr. Lemaitre most recently served as the President and CEO of CoreValve, a private company focused on percutaneous aortic valve replacement. CoreValve was acquired by Medtronic in April 2009 for $700 million and $150 million of potential milestone payments. Prior to joining CoreValve, Mr. Lemaitre was a Senior Vice President at Medtronic, where he led the company’s strategic planning and corporate development. Prior to joining Medtronic, Mr. Lemaitre spent 28 years in the medical device field as an investment analyst. This included 18 years with SG Cowen, where he was a managing director and led the healthcare research team, and six years with Merrill Lynch.

Mr. Lemaitre holds a BA in Economics from Bethany College and an MBA from Bowling Green State University. He is a Chartered Financial Analyst.

The appointment of Mr. Lemaitre also brings the Company back into compliance with Nasdaq’s Marketplace Rule 4350(c), which requires the Company to maintain a Board that is comprised of a majority of independent directors.

About Endologix, Inc.

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. Additional information can be found on Endologix’s Web site at www.endologix.com

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